Exhibit 99.2

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

On September 10, 2010, we completed the acquisition of BioSphere pursuant to an Agreement and Plan of Merger dated May 13, 2010 by and among Merit Medical Systems, Inc., Merit BioAcquisition Co., and BioSphere Medical, Inc. (the “Merger Agreement”).

The unaudited pro forma combined condensed balance sheet as of June 30, 2010 is presented as if the acquisition of BioSphere had occurred on June 30, 2010. The unaudited pro forma combined condensed statements of operations are presented as if the acquisition of BioSphere had occurred on January 1, 2009 with recurring merger-related adjustments reflected in each of the periods presented. The unaudited pro forma condensed consolidated financial information has been prepared by our management. Certain amounts from BioSphere’s historical consolidated financial statements have been reclassified to conform to our presentation.

The acquisition has been accounted for using the acquisition method of accounting and, accordingly, the total estimated purchase consideration of the acquisition was allocated to the tangible assets and identifiable intangible assets acquired and liabilities assumed based on their relative fair values. The excess of the purchase consideration over the net tangible and identifiable intangible assets acquired and liabilities assumed was recorded as goodwill. Determination of the BioSphere purchase price and allocations of the BioSphere purchase price used in the unaudited pro forma combined condensed financial statements are based upon preliminary estimates and assumptions. These preliminary estimates and assumptions could change significantly during the measurement period as we finalize the valuations of the net tangible assets and intangible assets acquired and liabilities assumed. Any change could result in material variances between our future financial results and the amounts presented in these unaudited combined condensed financial statements, including variances in fair values recorded, as well as expenses associated with these items.

The unaudited pro forma combined condensed statements of operations do not reflect nonrecurring acquisition-related charges resulting from the acquisition transaction.

The unaudited pro forma combined condensed statements are for information purposes only and do not purport to represent what our actual results would have been if the acquisition had been completed as of the date indicated above or that may be achieved in the future. The unaudited pro forma combined condensed statement of operations does not include the effects of any cost savings from operating efficiencies and synergies that may result from the acquisition.

The unaudited pro forma combined condensed financial statements, including the notes thereto, should be read in conjunction with our historical financial statements, filed with the SEC, for our Annual Report on Form 10-K for the year ended December 31, 2009 filed on March 10, 2010, our Quarterly Reports on Form 10-Q for the six-month period ended June 30, 2010 and nine-month period ended September 30, 2010 filed on August 6, 2010 and November 8, 2010, respectively, and BioSphere’s historical financial statements, filed with the SEC, for their Annual Report on Form 10-K for the year ended December 31, 2009 filed on March, 26, 2010, and their Quarterly Report on Form 10-Q for the six-month period ended June 30, 2010, filed on August 13, 2010.

MERIT MEDICAL SYSTEMS, INC.

UNAUDITED PRO FORMA COMBINED

CONDENSED CONSOLIDATED BALANCE SHEET

(In thousands)

	Historical
	As of June 30, 2010		Pro forma		Pro forma
	Merit Medical	BioSphere	adjustments		combined
ASSETS
Current Assets
Cash and cash equivalents	$4,254	$2,049	$		$6,303
Marketable securities		12,048			12,048
Trade receivables, net	37,010	4,927			41,937
Employee receivables	145				145
Other receivables	447				447
Inventories	47,219	3,026	2,847	(A)	53,092
Prepaid expenses and other assets	3,047	850			3,897
Deferred income tax assets	3,289		2,585	(B)	5,874
Income tax refunds receivable	177				177
Total Current Assets	95,588	22,900	5,432		123,920

Property and equipment, net	118,072	648	(42	)(C)	118,678
Other intangibles, net	26,958		33,450	(D)	60,408
Goodwill	33,002	1,443	27,904	(D)	62,349
Other assets	6,592	403	(304	)(C)	6,691

Total Assets	$280,212	$25,394	$66,440		$372,046

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Trade payables	13,456	1,127			14,583
Accrued expenses	14,309	4,260	(84	)(E)	18,485
Advances from employees	645				645
Income taxes payable	2,246				2,246
Total Current Liabilities	30,656	5,387	(84)		35,959

Deferred income tax liabilities	11,068		(10,725	)(B)	343
Liabilities related to unrecognized tax benefits	2,945		465	(B)	3,410
Deferred compensation payable	3,417				3,417
Deferred credits	1,817				1,817
Long-term debt			96,000	(F)	96,000
Other long-term obligations	263	404	388	(E)	1,055
Total Liabilities	50,166	5,791	86,043		142,000

Stockholders’ Equity
Preferred stock		8,521	(8,521	)(G)
Common stock	64,724	188	(188	)(G)	64,724
Additional paid-in capital		108,616	(108,616	)(G)
Retained earnings (accumulated deficit)	165,427	(97,266)	97,266	(G)	165,427
Accumulated other comprehensive loss	(105)	(456)	456	(G)	(105)
Total Stockholders’ Equity	230,046	19,603	(19,603)		230,046

Total Liabilities and Stockholders’ Equity	$280,212	$25,394	$66,440		$372,046

See notes to unaudited pro forma condensed consolidated financial statements.

MERIT MEDICAL SYSTEMS, INC.

UNAUDITED PRO FORMA COMBINED

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

	Historical
	For the Twelve Months Ended
	December 31, 2009		Pro Forma		Pro Forma
	Merit Medical	BioSphere	Adjustments		Combined

SALES	$257,462	$31,443	$(316	)(H)	$288,589

COST OF SALES	148,660	7,682	2,433	(H)(I)(J)	158,775

GROSS PROFIT	108,802	23,761	(2,749)		129,814

OPERATING EXPENSES
Selling, general and administrative	64,787	23,718	1,000	(I)(K)	89,505
Research and development	11,168	3,415			14,583
Total	75,955	27,133	1,000		104,088

INCOME (LOSS) FROM OPERATIONS	32,847	(3,372)	(3,749)		25,726

OTHER INCOME (EXPENSE)
Interest income	178	8			186
Interest expense	(28)	(6)	(1,543	)(L)	(1,577)
Other income (expense)	97	38			135
Total other income - net	247	40	(1,543)		(1,256)

INCOME (LOSS) BEFORE INCOME TAX EXPENSE (BENEFIT)	33,094	(3,332)	(5,292)		24,470

INCOME TAX EXPENSE (BENEFIT)	10,564	(658)	(2,011	)(B)	7,895

NET INCOME (LOSS)	22,530	(2,674)	(3,281)		16,575
PREFERRED STOCK DIVIDENDS		(578)	578
NET INCOME (LOSS) APPLICABLE TO COMMON STOCKHOLDERS	$22,530	$(3,252)	$(2,703)		$16,575

EARNINGS PER SHARE-
Basic	$0.80	$(0.18)	$(0.12)		$0.59

Diluted	$0.79	$(0.18)	$(0.11)		$0.58

AVERAGE COMMON SHARES-
Basic	28,011	18,044	28,011		28,011

Diluted	28,606	18,044	28,606		28,606

See notes to unaudited pro forma condensed consolidated financial statements.

MERIT MEDICAL SYSTEMS, INC.

UNAUDITED PRO FORMA COMBINED

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

	Historical
	For the Six Months Ended
	June 30, 2010		Pro Forma		Pro Forma
	Merit Medical	BioSphere	Adjustments		Combined

SALES	$142,380	$14,917	$(84	)(H)	$157,213

COST OF SALES	81,487	3,735	1,197	(H)(I)(J)	86,419

GROSS PROFIT	60,893	11,182	(1,281)		70,794

OPERATING EXPENSES
Selling, general and administrative	38,971	14,009	(3,115	)(I)(K)	49,865
Research and development	6,799	1,356			8,155
Total	45,770	15,365	(3,115)		58,020

INCOME (LOSS) FROM OPERATIONS	15,123	(4,183)	1,833		12,773

OTHER INCOME (EXPENSE)
Interest income	20	10			30
Interest expense	(50)	(3)	(736	)(L)	(789)
Other income (expense)	76	534			610
Total other income - net	46	541	(736)		(149)

INCOME (LOSS) BEFORE INCOME TAX EXPENSE (BENEFIT)	15,169	(3,642)	1,098		12,625

INCOME TAX EXPENSE (BENEFIT)	4,946	(46)	417	(B)	5,317

NET INCOME (LOSS)	10,223	(3,596)	680		7,307
PREFERRED STOCK DIVIDENDS		(289)	289
NET INCOME (LOSS) APPLICABLE TO COMMON STOCKHOLDERS	$10,223	$(3,885)	$969		$7,307

EARNINGS PER SHARE-
Basic	$0.36	$(0.21)	$0.02		$0.26

Diluted	$0.36	$(0.21)	$0.02		$0.25

AVERAGE COMMON SHARES-
Basic	28,184	18,096	28,184		28,184

Diluted	28,740	18,096	28,740		28,740

See notes to unaudited pro forma condensed consolidated financial statements.

MERIT MEDICAL SYSTEMS, INC.

UNAUDITED PRO FORMA COMBINED

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

	Historical
	For the Nine Months Ended
	September 30, 2010		Pro Forma		Pro Forma
	Merit Medical	BioSphere	Adjustments		Combined

SALES	$215,552	$20,711	$(84	)(H)	$236,179

COST OF SALES	123,412	5,466	1,636	(H)(I)(J)	130,514

GROSS PROFIT	92,140	15,245	(1,720)		105,665

OPERATING EXPENSES
Selling, general and administrative	69,795	21,350	(6,745	)(I)(K)	84,400
Research and development	10,664	2,484			13,148
Total	80,459	23,834	(6,745)		97,548

INCOME (LOSS) FROM OPERATIONS	11,681	(8,589)	5,025		8,117

OTHER INCOME (EXPENSE)
Interest income	27	15			42
Interest expense	(145)	(4)	(1,025	)(L)	(1,174)
Other income (expense)	94	388			482
Total other income - net	(24)	399	(1,025)		(650)

INCOME (LOSS) BEFORE INCOME TAX EXPENSE (BENEFIT)	11,657	(8,190)	4,000		7,467

INCOME TAX EXPENSE (BENEFIT)	3,407	(46)	1,520	(B)	4,881

NET INCOME (LOSS)	8,250	(8,144)	2,480		2,586
PREFERRED STOCK DIVIDENDS		(394)	394
NET INCOME (LOSS) APPLICABLE TO COMMON STOCKHOLDERS	$8,250	$(8,538)	$2,874		$2,586

EARNINGS PER SHARE-
Basic	$0.29		$0.09		$0.09

Diluted	$0.29		$0.09		$0.09

AVERAGE COMMON SHARES-
Basic	28,199		28,199		28,199

Diluted	28,763		28,763		28,763

See notes to unaudited pro forma condensed consolidated financial statements.

MERIT MEDICAL SYSTEMS, INC.
NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

1.  BASIS OF PRESENTATION. On September 10, 2010, we completed the acquisition of BioSphere pursuant to the Merger Agreement.

The unaudited pro forma combined condensed balance sheet as of June 30, 2010 is based on our historical financial statements and BioSphere’s balance sheet as of the acquisition date. The unaudited pro forma combined balance sheet as of June 30, 2010 is presented as if the acquisition had occurred on June 30, 2010. The unaudited pro forma condensed consolidated financial information has been prepared by our management. Certain amounts from BioSphere’s historical consolidated financial statements have been reclassified to conform with our presentation.

The unaudited pro forma combined condensed statements of operations for the year ended December 31, 2009 are based on our historical financial statements for the year then ended and BioSphere’s historical financial statements for the year then ended after giving effect to the acquisition adjustments. The unaudited pro forma combined condensed statements of operations for the six months ended June 30, 2010 are based our historical financial statements for the period then ended and BioSphere’s historical financial statements for the period then ended after giving effect to the acquisition adjustments. The unaudited pro forma combined condensed statements of operations for the nine months ended September 30, 2010 are based our historical financial statements for the period then ended and BioSphere’s historical financial statements for the period then ended after giving effect to the acquisition adjustments. The unaudited pro forma combined condensed statements of operations are presented as if the BioSphere acquisition had occurred on January 1, 2009.

2.  PURCHASE PRICE ALLOCATION.  On September 10, 2010, we completed our acquisition of BioSphere in an all cash transaction valued at approximately $96 million, inclusive of all common equity and Series A Preferred preferences.  BioSphere develops and markets embolotherapeutic products for the treatment of uterine fibroids, hypervascularized tumors and arteriovenous malformations.  We anticipate that the acquisition of BioSphere will give us a platform technology applicable to multiple therapeutic areas with significant market potential while leveraging existing interventional radiology call points. Two immediate applications for the embolotherapy are uterine fibroids and primary liver cancer.  The gross amount of trade receivables we acquired from BioSphere is approximately $4.6 million, of which $51,000 is expected to be uncollectible.  Our consolidated financial statements for the three and nine-month periods ended September 30, 2010 reflect sales subsequent to the acquisition date of approximately $1.5 million related to our BioSphere acquisition. We report sales and operating expenses related to this acquisition in our cardiovascular segment. Computation of the earnings related to this acquisition is impracticable, as we cannot split out sales costs related to Biosphere’s products as our sales representatives are selling multiple products in the cardiovascular business segment. We are in the process of finalizing our valuation of certain tangible and intangible assets and residual goodwill acquired in the transaction.  We intend to complete the purchase price allocation associated with the BioSphere acquisition, no later than one year from the date of acquisition. That purchase price allocation may change as more defined analyses are completed and additional information about fair value of assets and liabilities becomes available.  The purchase price was preliminarily allocated as follows (in thousands):

Assets Acquired
Marketable securities	$9,673
Inventories	5,669
Trade receivables	4,529
Other assets	1,340
Property and equipment	546
Deferred income tax assets	16,522
Intangibles
Developed technology	26,000
Customer list	4,600
License agreement	350
Trademark	2,500
Goodwill	30,080
Total assets acquired	101,809

Liabilities Assumed
Accounts payable	322
Accrued expenses	3,383
Other liabilities	818
Deferred income tax liabilities	1,089
Liabilities related to unrecognized tax benefits	471
Total liabilities assumed	6,083

Net assets acquired, net of cash acquired of $274	$95,726

With respect to the assets we acquired from BioSphere, we intend to amortize developed technology and a license agreement over 10 years and customer lists on an accelerated basis over 10 years.  While U.S. trademarks can be renewed indefinitely, we currently estimate that we will generate cash flow from the acquired trademarks for a period of 15 years from the acquisition date. The total weighted-average amortization period for these acquired intangible assets is 10.4 years.

Estimated amortization expense for the customer list for the next five years consists of the following (in thousands):

Year Ending
December 31

Remaining 2010	$155
2011	939
2012	770
2013	695
2014	553

The net deferred income tax asset of approximately $16.5 million ($1.5 million current and $15.0 million long-term) is comprised of $28.4 million in deferred tax assets primarily related to U.S. federal net operating loss carry forwards of BioSphere and approximately $11.9 million in deferred tax liabilities primarily related to differences between the book basis and tax basis of identifiable intangible assets.  The U.S. federal net operating loss carry forwards of approximately $79.8 million are subject to an annual limitation under Internal Revenue Code Section 382.  We currently anticipate that we will utilize the net operating loss carry forwards over a period of sixteen years.  Our non-U.S. net operating loss from the BioSphere’s French subsidiary of approximately $1.6 million has no expiration date.  The net deferred tax liability of approximately $1.1 million is related to differences between the book basis and tax basis of the identifiable intangible assets of BioSphere’s French subsidiary.

In connection with our BioSphere acquisition, we paid approximately $522,000 in long-term debt issuance costs to Wells Fargo Bank with respect to our execution of a Credit Agreement dated as of September 10, 2010 by and among Merit Medical and Wells Fargo Bank, National Association (the “Credit Agreement”).  These costs consist primarily of loan origination fees and legal costs that we intend to amortize over five years, which is the contract term of the Credit Agreement.

3. LONG-TERM DEBT.  In order to facilitate the purchase of BioSphere, we entered into the Credit Agreement.  Pursuant to the terms of the Credit Agreement, the lenders who are or may become parties thereto (the “Lenders”) have agreed to make revolving credit loans up to an aggregate amount of $125 million.  Wells Fargo Bank, National Association (“Wells Fargo”), who acts as administrative agent for the Lenders, has also agreed to make swingline loans from time to time through the maturity date of September 10, 2015 in amounts equal to the difference between the amounts actually loaned by the Lenders and the aggregate credit commitment.

Revolving credit loans made under the Credit Agreement bear interest, at our election, at either (i) the base rate (described below) plus 0.25%, (ii) the LIBOR Market Index Rate (as defined in the Credit Agreement)  plus 1.25%, or (iii) the LIBOR Rate (as defined in the Credit Agreement) plus 1.25%.  Swingline loans bear interest at the LIBOR Market Index Rate plus 1.25%.  Interest on each loan featuring the base rate or the LIBOR Market Index Rate is due and payable on the last business day of each calendar month; interest on each loan featuring the LIBOR Rate is due and payable on the last day of each interest period selected by us when selecting the LIBOR Rate as the benchmark for interest calculation.  For purposes of the Credit Agreement, the base rate means the highest of (i) the prime rate (as announced by Wells Fargo), (ii) the federal funds rate plus 0.50%, and (iii) LIBOR for an interest period of one month plus 1.0%.

The Credit Agreement contains covenants, representations and warranties and other terms, that are customary for revolving credit loans of this nature.  In this regard, the Credit Agreement requires us to not, among other things, (a) permit the Consolidated Total Leverage Ratio (as defined in the Credit Agreement) to be greater than 2.5 to 1 through June 30, 2012, no more than 2.25 to 1 from July 1, 2012 through June 30, 2014, and no more than 2 to 1 from July 1, 2014 and thereafter; (b) for any period of four consecutive fiscal quarters, permit the ratio of Consolidated EBITDA (as defined in the Credit Agreement) (adjusted for certain expenditures) to Consolidated Fixed Charges (as defined in the Credit Agreement) to be less than 1.75 to 1; (c) permit Consolidated Net Income  (as defined in the Credit Agreement) for certain periods, and subject to certain adjustments, to be less than $0; or (d) subject to certain conditions and adjustments, permit the aggregate amount of all Facility Capital Expenditures (as defined in the Credit Agreement) in any fiscal year to exceed $30 million.  Additionally, the Credit Agreement contains various negative covenants with which we must comply, including, but not limited to, limitations respecting: the incurrence of indebtedness, the creation of liens on our property, mergers or similar combinations or liquidations, asset dispositions, investments in subsidiaries, and other provisions customary in similar types of agreements.

4. PRO FORMA ADJUSTMENTS. The following is a summary of pro forma adjustments reflected in the unaudited pro forma combined condensed consolidation financial statements based on preliminary estimates, which may change as additional information is obtained:

A.     To record the estimated fair value of inventory resulting from the acquisition. We expect the fair value adjustment of $2.8 million to be included in our income statement within the 12 months following the date of the acquisition.

B.       Deferred tax assets and liabilities were recognized based on differences between the tax basis of the assets acquired and the liabilities assumed and the values recorded for financial reporting purposes. We used a pro forma income tax rate of 38% for the year ended December 31, 2009, six months ended June 30, 2010 and nine months ended September 30, 2010.

C.       To record the estimated fair value of property and equipment and other assets resulting from the acquisition.

D.      To record the estimated fair value of identifiable assets and goodwill resulting from the acquisition (see note 2 discussed above).

E.        To record the estimated fair value of liabilities assumed in the acquisition.

F.        To record the debt issued in connection with the acquisition.

G.       Represents the elimination of BioSphere’s historical Stockholders’ Equity.

H.      During the year ended December 31, 2009, six months ended June 30, 2010 and nine months ended September 30, 2010, we sold products to BioSphere, and as such, an adjustment of $316,000, $84,000 and $84,000, respectively, was made to eliminate the intercompany sales for those periods.

I.           To record the incremental amortization of intangibles resulting from the acquisition. Amortization is based on the following estimated lives: developed technology and license agreement over 10 years, customer lists on an accelerated basis over 10 years, and a trademark over 15 years acquisition (see note 2 discussed above).   The following table summarizes the total amortization of intangible amounts recorded in our unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2009, six months ended June 30, 2010 and nine months ended September 30, 2010 (in thousands):

	Twelve Months Ended	Six Months Ended	Nine Months Ended
	12/31/2009	6/30/2010	9/30/2010
Cost of sales	$2,635	$1,317	$1,976
Selling, general and administrative	1,000	447	724

J.          To record intercompany profit (loss) elimination resulting from the acquisition that related to the sale of products during the year ended December 31, 2009, six months ended June 30, 2010 , and nine months ended September 30, 2010 of $114,000, ($36,000) and ($36,000), respectively, from us to BioSphere as discussed in (H) above.

K.      We incurred a total of approximately $3.6 and $7.3 million in acquisition-related expenses during the six months ended June 30, 2010 and nine months ended September 30, 2010, respectively. As these are nonrecurring charges, they have been excluded from the unaudited pro forma condensed consolidated statement of operations for the six months ended June 30, 2010 and nine months ended September 30, 2010.

L.        To recognize incremental interest expense on the debt issued as a result of the acquisition. Interest expense was estimated based on the average one-month Wells Fargo LIBOR rate that was prevailing during the year ended December 31, 2009, six months ended June 30, 2010 and nine months ended September 30, 2010.